EXHIBIT 10.1

# 507 3100 Dundee Road Northbrook, IL 60062

September 19, 2014

PRIVATE AND CONFIDENTIAL

HAND-DELIVERED

Mr. Blair Vago

C/O Ivanhoe Energy Ecuador

Quito, Ecuador

Dear Blair,

Ivanhoe Energy Inc. considers retaining your expertise as important to the achievement of the company corporate objectives and the ongoing success of critical projects currently being undertaken by the organization.

Position

We are pleased to offer you a promotion to the position of Acting Vice President, Finance & Chief Financial Officer for Ivanhoe Energy Inc. Your employment will be based in the Chicago Illinois area and you will be repatriated from Quito, Ecuador to the USA to execute your new duties and responsibilities.

Base Compensation

In addition to your current base compensation of $ 174,632 you will receive an uplift of $ 75,368 (paid semi-monthly) which will increased your overall base compensation to $ 250,000 per annum. The change in compensation will be effective October 16, 2014.

The Company confirms the continuation of your current employment on the same terms and conditions as presently provided under your existing employment agreement which includes any annual awards for incentive compensation.

During the period of Acting Vice President Finance & CFO your total compensation will be managed at Grade Level C which will entitle you to variable pay targets for bonus consideration at 35% of base pay and an annual long term incentive target of 120% of base pay. Any allotment of incentive pay will be paid out in a combination of stock options and RSU awards.

Long Term Incentive

Subject to Board approval, and in recognition of your new duties and responsibilities, you will receive a one time grant of incentive stock options exercisable to purchase up to a total of 100,000 common shares of the Company pursuant to the Company’s Employees’ and Directors’ Equity Incentive Plan (the “Plan”) at a price per common share determined in accordance with the terms of the Plan. The Employee’s incentive stock options will vest and become exercisable in accordance with the following schedule:

(a)	Options in respect of an initial 25,000 common shares will become exercisable as of the 1st anniversary of the Commencement Date;
(b)	Options in respect of an additional 75,000 common shares will become exercisable as to 25,000 common shares on the second through the fourth anniversaries of the Commencement Date and;
(c)	Subject to earlier termination pursuant to the terms of the Plan, any of the Employee’s incentive stock options remaining unexercised as of the seventh (7th) anniversary of the Commencement Date will expire and cease to be exercisable.

I am extremely pleased with your contribution to date and your commitment to Ivanhoe Energy Inc. I look forward to continuing to rely on your expertise as we advance the company.

Sincerely,

IVANHOE ENERGY INC.

/s/ Carlos A. Cabrera
Carlos A. Cabrera
Executive Chairman

ACCEPTED ON AND AGREE TO, this 19th day of September, 2014

/s/ Blair Vago
Blair Vago

Cc SVP Human Resources